Exhibit 15.1

Onestop Assurance PAC 10 Anson road #06-15 International plaza Singapore-079903 Email: contact@onestop-audit.com Website: www.onestop-audit.com

October 14, 2025

YCM CPA INC.

4482 Barrance Pkwy,

Suite 239,

Irvine CA 92604

United States

Dear Sir:

Onestop Assurance PAC (“OA) has been furnished a copy of disclosure in the Form 20-F for the event that occurred on October 14, 2025 to be filed by OA’s former client JBDI Holdings Limited (the “Company”). OA does not disagree with the Company’s statements regarding OA contained in the Form 20-F filling.

OA has no basis to agree with any other part Form 20-F that pertains to statement not related to OA.

Yours faithfully,

____________________

Onestop Assurance PAC